Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated May 13, 2021, with respect to the consolidated financial statements of Braskem S.A, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

São Paulo
January 14, 2022

/s/ KPMG Auditores Independentes Ltda.
KPMG Auditores Independentes Ltda.